Approved February 4, 2025

FIRST FINANCIAL CORPORATION

INSIDER TRADING POLICY

BACKGROUND

This Insider Trading Policy (“Policy”) is adopted by the First Financial Corporation (“FFC”) Board of Directors (“Board”) to mitigate risk associated with insider trading when members of the Board (“Directors”), officers, and employees (“Associates”) of FFC or its subsidiaries, including, but not limited to, First Financial Bank, N.A. (collectively, the “Corporation”), are in possession of material nonpublic information.

For purposes herein:

Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or it could be reasonably expected to have a substantial effect, either positive or negative, on the price of the Corporation or any other issuer’s securities. While it is not possible to create an exhaustive list, the following items are some of the types of information that should be reviewed carefully to determine whether they are material:

×	Earnings and other financial results or any changes in previously disclosed financial results, financial condition or earnings;

×	Earnings or revenue projections or estimates, or changes in previously announced earnings guidance, including affirmations of prior earnings guidance and whether the Corporation will or will not meet earnings expectations;

×	Pending or potential changes in control, mergers, acquisitions, tender offers, joint ventures, divestitures or changes in assets involving the Corporation or any material subsidiary

×	Development of a significant new service, product or process;

×	Changes in executive management or compensation practices;

×	A change in auditors or auditor notification that an issuer may no longer rely on an audit report;

×	Events regarding the Corporation’s securities such as, by way of example, defaults on senior securities, calls of securities for redemptions, repurchase plans, stock splits, or changes in dividends, changes to the rights of security holders, or public or private offerings of equity or debt securities;

×	Cybersecurity and data security incidents;

×	Significant litigation, regulatory actions or government investigation;

×	Liquidity issues, bankruptcy, corporate restructuring or receivership; and

×	Any other event or likely event that could materially impact the Corporation’s business, operations or financial results.

If you are unsure about the materiality of certain information or a specific transaction, please contact the Corporation’s General Counsel for advice.

“Nonpublic” information is information that has not been publicly disclosed, such as through a Corporation press release or Securities and Exchange Commission (“SEC”) filing, or if publicly disclosed, has not achieved widespread dissemination.

APPLICABILITY

Except where specifically noted, this Policy applies to all Directors and Associates and (i) their immediate family members, (ii) any nonfamily members living within their household, (iii) their family members who do not live in the same household, but whose transactions in Corporation securities are directed by a Director or Associate or are subject to a Director or Associate’s influence or control, such as parents or adult children who consult with a Director or Associate before they trade in securities, and (iv) any entities or trusts over which they control or share control. The persons and entities referenced in (i) through (iv) above are referred to as “Restricted Affiliates” in this Policy.

PROHIBITION OF UNLAWFUL TRADING

It is contrary to this Policy to engage in any activity that would be considered unlawful trading or tipping under applicable federal and state securities laws with respect to the Corporation’s securities, including but not limited to trading on or tipping information gained as a result of an Associate’s employment or Director’s relationship with the Corporation.

Purchases and Sales

Securities of the Corporation shall not be purchased or sold by a Director or an Associate when such Director or Associate is aware of material nonpublic information about the Corporation.  “Purchase” and “sale” are defined broadly under the federal securities law, and generally include any acquisition or disposition of a security as well as the entry into a contract to purchase (or otherwise acquire) or sell (or otherwise dispose of) a security.

In addition, securities of any other company (e.g., a company that does business or is in merger/acquisition negotiations with the Corporation) shall not be purchased or sold by a Director or an Associate when such person is aware of material nonpublic information about that company that was obtained in the course of the Associate’s employment with or a Director’s service to the Corporation.

Transactions for independent reasons (such as the need to raise money for an emergency expenditure) are no exception. Even the appearance of an improper transaction must be avoided to preserve the Corporation’s reputation for adhering to the highest standards of conduct.

Disclosure

Material nonpublic information about the Corporation must not be revealed by a Director or Associate to any other person except as may be necessary in the course of performing his or her employment or service responsibilities for the Corporation.  In particular, it is unlawful for a Director or an Associate to communicate such information to another person who may trade or advise others to trade on the basis of such information or make recommendations as to trading in the Corporation’s securities.  This practice, known as “tipping,” is unlawful even if the Director or Associate did not trade and did not gain any benefit from another’s trading.  The Corporation has established procedures, which supplement this Policy, for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release.

Blackout Periods; Preclearance Procedures

Because of their access to material nonpublic information on a periodic basis, it is the Corporation’s policy to subject its Directors, its executive officers and certain other employees involved in the Corporation’s financial reporting and consolidation process or who otherwise have regular access to material nonpublic information (as designated from time to time by the Corporation) to additional restrictions on trading in Corporation securities.  This group (the “Restricted Group”) may not enter into or conduct any transactions involving the Corporation’s securities during the period that begins on the 15th  day of the last month of each fiscal quarter and ends after one (1) full trading day has elapsed following the public announcement of earnings (the “Black-out Period”). The Black-out Period also applies to Restricted Affiliates of the Restricted Group

In addition, other event-specific black-out periods may be implemented from time to time based on specific circumstances, and certain Directors and Associates with knowledge of material nonpublic information at that time may be subject to ad hoc restrictions on trading during those times.

All transactions in Corporation securities by members of the Restricted Group and their Restricted Affiliates,  are subject to preclearance from the Corporation’s Chief Financial Officer (“CFO”).  A request for preclearance should be submitted to the CFO at least two (2) business days in advance of the proposed transaction, and include all relevant information concerning the proposed transaction.  Unless revoked, preclearance approval will under normal circumstances remain valid until the close of business on the third business day following the day on which it was granted.  If the proposed transaction has not been entered into during this timeframe (or such other timeframe as may be imposed in light of the circumstances), the person must resubmit the request for preclearance.  The Corporation is under no obligation to approve a trade or other transaction submitted for preclearance and may determine not to permit the proposed trade or transaction and may require additional information or time to evaluate the proposed transaction.

Receipt of preclearance for any transaction does not constitute confirmation from the Corporation that the recipient does not possess any material nonpublic information or, with respect to Directors and executive officers subject to Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”), that the recipient has not effected matchable opposite way transactions within the prior six (6) months. Receipt of preclearance does not relieve the recipient of his or her legal and compliance obligations under this policy and federal securities laws.

Pre-Established Trading Plans

The Corporation encourages the use of pre-established trading plans by members of the Restricted Group that comply with SEC Rule 10b5-1(c) of the Exchange Act to help protect such persons from insider trading liability.  No person may enter into or initiate a trading plan, or amend any existing trading plan, with respect to the Corporation’s securities while such person is aware of material nonpublic information about the Corporation or if such person is subject to a Black-out Period; however, purchase or sales pursuant to a properly structured and entered into trading plan in accordance with Rule 10b5-1(c) may occur during Black-out Periods.  The entry into a trading plan, or any amendment to an existing trading plan, by a member of the Restricted Group or any Restricted Affiliate is subject to the preclearance procedures set forth above, provided that, a copy of any proposed trading plan or instruction, or any amendment thereto, must be provided to the General Counsel and CFO for review not less than five (5) business days prior to entering into such trading plan or instruction, or any amendment thereto. The Corporation may impose such conditions on the implementation and operation of the trading plan as the General Counsel deems necessary or advisable.

Other Restricted or Prohibited Transactions

Short Sales. Short sales of the Corporation’s stock (i.e., selling shares not owned) are not permitted at any time.  In addition, Section 16(c) of the Securities Exchange Act of 1934 prohibits directors and executive officers from engaging in short sales.

Short-term Trading.  Short-term trading in and out of Corporation stock may unduly focus the person on the Corporation’s short-term stock market performance instead of the Corporation’s long-term business objectives. Accordingly, the Corporation strongly discourages purchases of Corporation stock in the open market that are followed by sales of Corporation stock during the six (6) months following the purchase, or vice versa.  Directors and executive officers also subject themselves to potential short-swing profit liability under Section 16(b) of the Exchange Act if they engage in short-term trading.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible financial products, including through the use of prepaid variable forward contracts, equity swaps, collars and exchange funds. Such hedging transactions may permit a Director or Associate to continue to own Corporation securities, including those received under the Corporation’s equity incentive plans, without the full risks and rewards of ownership. When that occurs, the Director or Associate may no longer have the same objectives as the Corporation’s stockholders. Therefore, Directors and Associates are prohibited from engaging in any such hedging transactions.

Margin Accounts and Pledged Securities. Securities held in margin accounts or pledged as collateral may be sold by the broker or lender without the account holder or debtor’s consent if he or she fails to meet a margin call or defaults on the loan. Because a margin or foreclosure sale could occur at a time when the holder/debtor is either aware of material nonpublic information or is otherwise not permitted to trade in Corporation securities, Directors, executive officers and other members of the Restricted Group are prohibited from holding Corporation securities in a margin account or otherwise pledging Corporation securities as collateral for a loan.

Policy Application to Certain Transactions

Equity Awards. The restrictions in this Policy do not apply to the vesting of restricted stock or restricted stock units, or to the exercise of any stock option for cash, in each case granted by the Corporation under its equity incentive plan.  However, the subsequent or simultaneous sale of shares acquired in connection with vesting of restricted stock, the settlement of restricted stock units or an exercise of stock options (including sales pursuant to a cashless exercise of options or any market sale for the purposes of paying tax withholding due upon vesting of any equity award) are subject to the restrictions of this Policy, including the Policy’s Black-out Period restrictions and preclearance procedures applicable to the Restricted Group and their Restricted Affiliates.

In addition, the restrictions in this Policy do not apply to the exercise of a tax withholding right pursuant to which the Corporation withholds shares to satisfy tax withholding obligations in connection with the vesting of restricted stock or a restricted stock unit award or an exercise of a stock option.

Employee Stock Ownership Plan.  This Policy does not apply to scheduled, automatic acquisitions of the Corporation’s stock pursuant to a previously established election to contribute to the Corporation’s Employee Stock Ownership Plan (“ESOP”).  The restrictions of this Policy (including the Policy’s Black-out Period restrictions and preclearance procedures applicable to the Restricted Group and their Restricted Affiliates) do apply, however, to any election to enroll or participate in the ESOP, any decision to increase or decrease the amount of periodic contributions to, or to withdraw from, the ESOP, or any transaction with respect to the ESOP that is based on material nonpublic information about the Corporation.

Gifts.  Bona fide gifts of Corporation securities by Associates who are not members of the Restricted Group are not transactions subject to this Policy, unless the person making the gift has reason to believe that the recipient intends to sell the securities while the Associate is aware of material nonpublic information.  Bona fide gifts of Corporation securities by Directors and Associates who are members of the Restricted Group, including their Restricted Affiliates, are subject to this Policy, including the Policy’s Black-out Period restrictions and preclearance procedures.  Exceptions may be made for gifts to Restricted Affiliates that are already subject to the Policy or otherwise on a case-by-case basis.

Mutual Funds.  The restrictions in this Policy do not apply to transactions in mutual funds or exchange-traded funds with a broad portfolio of investments that may include the Corporation’s securities.

POST-TERMINATION TRANSACTIONS

This Policy continues to apply to transactions in Corporation securities even after an Associate or Director has terminated his or her employment with or service to the Corporation for so long as such person continues to be in possession of material nonpublic information obtained during the course of his or her employment with or service to the Corporation.

ACKNOWLEGEMENT

Annually, all Directors and Associates must certify in writing (electronic acknowledgement shall be sufficient) that he or she has read, understands, and agrees to comply with this Policy.

ENFORCEMENT

Compliance with this Policy is mandatory. Any actual or suspected violations of this Policy by Directors or Associates must be reported immediately to the Chief Executive Officer (“CEO”) or CFO of the Corporation.

Under federal securities laws, insider trading and tipping can result in substantial civil and criminal penalties, including disgorgement of profits, fines or up to three (3) times the profit gained or loss avoided, criminal fines of up to $5 million as well as imprisonment. The Corporation, as the employer, could also be liable for fines of $1 million or more as a consequence of an Associate’s insider trading or tipping, and could incur fines as a result of a Director’s insider trading or tipping.

Individuals who violate this Policy may be subject to disciplinary action by the Corporation, including dismissal for cause. Exceptions to the Policy for Directors or Associates may only be granted in accord with the Code of Business Conduct and Ethics.

REVIEW

The Internal Audit Department, or an approved third party, will audit compliance with this Policy in accord with its annual Audit Plan, as either a distinct or subpart of another audit. Results of the audit will be reported to the CEO, CFO, Chief Operating Officer, and the Chief Risk Officer. The CEO or the CEO’s designee will be responsible for taking appropriate action concerning any audit finding.

Questions about this Policy may be directed to the Corporation’s General Counsel, CEO and CFO.

This Policy will be presented to the Board for review no less than annually.

Policy History
Date	Action
November 13, 2020	Revised Policy Approved by Governance and Nominating Committee
November 17, 2020	Revised Policy Approved by Board
May 5, 2022	Revised Policy to remove reference to The Morris Plan. Approved by the Board on _____________.
October 17 2023	Approved by the Board
February 4, 2025	Revised Policy Approved by Board

INSIDER TRADING POLICY

ACKNOWLEDGMENT

I have received, read, and understand the First Financial Corporation Insider Trading Policy (“Policy”). I agree to be governed by the Policy in connection with the purchase and sale of securities and the confidentiality of nonpublic information. Neither the Policy nor this Policy Acknowledgement is intended to create any express or implied contract with me.

[TO BE ELECTRONICALLY ACKNOWLEDGED WITH NAME AND DATE]